Consent of Independent Auditors


      We consent to the incorporation by reference in the Registration Statement Form S-3 (No. 333-61913) and related Prospectus of Highwoods Properties, Inc. of our report on the consolidated financial statements of J. C. Nichols Company and subsidiaries as of December 31, 1997 and for each of the years in the three-year period then ended, which was dated March 6, 1998.

                                         /s/ KPMG Peat Marwick LLP

October 29, 1998